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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
InterMune, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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InterMune, Inc.
3280 Bayshore Boulevard
Brisbane, California 94005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 19, 2002

To The Stockholders Of InterMune, Inc.:

        Notice Is Hereby Given that the Annual Meeting of Stockholders ("Annual Meeting") of InterMune,  Inc., a Delaware corporation (the "Company"), will be held on Wednesday, June 19, 2002 at 10:00 a.m. local time at 3280 Bayshore Boulevard, Brisbane, California for the following purposes:

  (1)
  To elect three directors to serve for the ensuing three years or until their successors are elected;

  (2)
  To approve the Company's 2000 Employee Equity Incentive Plan, as amended, to increase the aggregate number of shares of common stock authorized for issuance under such plan by 2,500,000 shares;

  (3)
  To ratify the selection of Ernst & Young as independent auditors of the Company for its fiscal year ending December 31, 2002; and

  (4)
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        The Board of Directors has fixed the close of business on April 29, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors
Stephen N. Rosenfield Secretary

Brisbane, California
April 30, 2002

        All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting or you may vote your shares on the Internet or by telephone by following the instructions on your proxy. If your shares are held of record by a broker, bank or other nominee, you may be able to vote on the Internet or by telephone by following the instructions provided with your voting form. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee, and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

InterMune, Inc.
3280 Bayshore Boulevard
Brisbane, California 94005

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of InterMune, Inc., a Delaware corporation ("InterMune" or the "Company"), for use at the Annual Meeting of Stockholders ("Annual Meeting") to be held on June 19, 2002, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 3280 Bayshore Boulevard, Brisbane, California. The Company intends to mail this proxy statement and accompanying proxy card on or about May 7, 2002 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

        The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company's common stock ("Common Stock") beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by directors, officers, other employees of the Company or, at the Company's request, Mellon Investor Services. No additional compensation will be paid to directors, officers or other employees for such services, but Mellon Investor Services will be paid its customary fee, estimated to be approximately $4,000, if it renders solicitation services.

Voting Rights and Outstanding Shares

        Only holders of record of Common Stock at the close of business on Monday, April 29, 2002 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 31,484,066 shares of Common Stock.

        Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

        All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Voting Via the Internet

        Stockholders may grant a proxy to vote their shares by means of the Internet. The law of Delaware, under which the Company is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the stockholder.

        The Internet voting procedures below are designed to authenticate stockholders' identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders' instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

For Shares Registered in Your Name

        Stockholders of record may go to http://www.proxyvote.com to grant a proxy to vote their shares by means of the Internet. They will be required to provide the Company number and control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and the voter will be prompted to submit or revise them as desired.

For Shares Registered in the Name of a Broker or Bank

        Most beneficial owners whose stock is held in street name receive instruction for granting proxies from their banks, brokers or other agents, rather than the Company's proxy card. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services' web site at http://www.proxyvote.com.

General Information for All Shares Voted via the Internet

        Votes submitted via the Internet must be received by 4:00 p.m., Eastern Time on June 18, 2002. Submitting your proxy via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

Revocability of Proxies

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 3280 Bayshore Boulevard, Brisbane, California 94005, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

        Proposals of stockholders that are intended to be presented at the Company's annual meeting of stockholders to be held in the year 2003 must be received by the Company no later than January 6, 2003 in order to be included in the proxy statement and proxy relating to that annual meeting pursuant to Rule 14-a-8 of the Securities and Exchange Commission (the "SEC"). Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so between February 18, 2003 and March 20, 2003. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1
ELECTION OF DIRECTORS

        The Company's Amended and Restated Certificate of Incorporation and Bylaws provide that the Board shall be divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

        The Board currently consists of six directors with one vacancy in Class II, divided into the three following classes:

  •
  Class II directors: W. Scott Harkonen, M.D. and James I. Healy M.D., Ph.D., whose terms will expire at the Annual Meeting;

  •
  Class III directors: Jonathan S. Leff and Nicholas J. Simon, III, whose terms will expire at the annual meeting of stockholders to be held in 2003; and

  •
  Class I directors: Wayne T. Hockmeyer, Ph.D. and Jay P. Shepard, whose terms will expire at the annual meeting of stockholders to be held in 2004.

        At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

        There are three nominees for three Class II positions: W. Scott Harkonen, M.D. and James I. Healy M.D., Ph.D., who are current directors, and William R. Ringo, Jr. Each director to be elected will hold office until the third annual meeting of stockholders, following election, and until his successor is elected and has been qualified, or until such director's earlier death, resignation or removal. Dr. Harkonen is currently the Chairman, CEO and President of the Company. Dr. Healy is currently a director of the Company, and Mr. Ringo is formerly Product Group President, Oncology and Critical Care Products for Eli Lilly and Company. Dr. Edgar Engleman, a Class II director, resigned form the Board in February 2002.

        Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

Nominees for Election to a Three-Year Term Expiring at the 2005 Annual Meeting

        The names of the nominees and certain information about them are set forth below:

Name	Age	Principal Occupation/ Position Held With the Company
Dr. W. Scott Harkonen, M.D.	50	Chairman of the Board, President and CEO
Dr. James I. Healy, M.D., Ph.D.(1)	36	General Partner and Managing Director of Soffinova Ventures
William R. Ringo, Jr.	56	Serves on the board of directors of three public companies

(1)
Member of the Audit Committee

        W. SCOTT HARKONEN, M.D.    Dr. Harkonen founded InterMune in February 1998 and has served as a member of the Board since inception and as Chairman of the Board since January 2000. Dr. Harkonen has been InterMune's Chief Executive Officer and President since inception. From September 1995 to April 1999, Dr. Harkonen served as Senior Vice President of Product Development and Operations at Connetics Corporation, a biopharmaceutical company. From March 1991 to September 1995, Dr. Harkonen served as Vice President of Medical and Regulatory Affairs at Univax Biologics, a biopharmaceutical company. Dr. Harkonen is a member of the board for the Emerging Companies Section Governing Board of the Biotechnology Industry Organization. Dr. Harkonen is a director of several private companies. Dr. Harkonen holds an M.D. from the University of Minnesota and an M.B.A. from the Haas School of Business at the University of California at Berkeley.

        JAMES I. HEALY, M.D., PH.D.    Dr. Healy has served as a member of the Board since April 1999 and as the interim chairman of the Board from October 1999 through January 2000. Dr. Healy joined Sofinnova Ventures in June 2000 as a general partner and managing director. From January 1998 through March 2000, Dr. Healy was a partner at Sanderling Ventures. During 1997, Dr. Healy was supported by a Novartis Foundation bursary award and performed research at Brigham and Women's Hospital. From 1990 to 1997, he was employed by the Howard Hughes Medical Institute and Stanford University. Dr. Healy serves on the board of directors of several private companies. Dr. Healy holds an M.D. and a Ph.D. from Stanford University School of Medicine.

        WILLIAM R. RINGO, JR.    Mr. Ringo joined Eli Lilly and Company in 1973 and served in various capacities for Eli Lilly, including Product Group President, Oncology and Critical Care Products from June 1999 until his retirement in February 2001; President of Internal Medicine Products from January 1998 until June 1999; and President of Eli Lilly's Infectious Diseases Business Unit from September 1995 until January 1998. Mr. Ringo is a member of the board of directors of Praecis Pharmaceuticals Incorporated, Texas Biotechnology Corporation, La Jolla Pharmaceuticals and a number of private companies. Mr. Ringo is also a member, and past chairman, of the board of directors of Community Hospitals of Indianapolis. Mr. Ringo holds an M.B.A. from the University of Dayton.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors continuing in office until the 2003 Annual Meeting

        JONATHAN S. LEFF.    Mr. Leff has served as a member of the Board since January 2000. Mr. Leff joined Warburg Pincus LLC in 1996 and is currently a managing director. Mr. Leff serves on the board of directors of Transkaryotic Therapies, Inc., Synaptic Pharmaceutical Corp., Triangle Pharmaceuticals, Inc., Zymogenetics, Inc. and Visible Genetics, Inc., all of which are publicly held biotechnology companies. Mr. Leff holds an M.B.A. from Stanford University.

        NICHOLAS J. SIMON.    Mr. Simon has served as a member of the Board since August 1999. Mr. Simon is General Partner at MPM Capital, an investment firm focused on life sciences. In April 2000, Mr. Simon founded Collabra Pharma, Inc. (formerly i O Pharmaceuticals), a pharmaceutical development company, where he was the Chief Executive Officer and a director until September 2001. Mr. Simon joined Genentech, Inc. in December 1989, and from 1994 to April 2000, he served as Vice President of Business and Corporate Development. Mr. Simon is also Chairman of the Board of Deltagen, Inc. and serves on the board of SangStat Medical Corporation, both public companies, and serves on the board of directors of several private companies. Mr. Simon holds an M.B.A. from Loyola College.

Directors continuing in office until the 2004 Annual Meeting

        WAYNE T. HOCKMEYER, PH.D.    Dr. Hockmeyer has served as a member of the Board since February 2000. He serves as the chairman of the board of directors of MedImmune, Inc., a biotechnology company, and serves as a member of the board of directors of Digene Corporation, GenVec, Inc., Diversa Corporation and a number of private companies. Dr. Hockmeyer founded MedImmune, Inc. in April 1988 and served as its President and Chief Executive Officer until October 2000. Dr. Hockmeyer is also a member of the board of directors of the Biotechnology Industry Organization, the Technology Council of Maryland and the University of Maryland Baltimore County and is a member of the Board of Visitors of the University of Maryland Biotechnology Institute. Dr. Hockmeyer holds a Ph.D. from the University of Florida.

        JAY P. SHEPARD.    Mr. Shepard has served as a member of the Board since May 2001. Mr. Shepard joined Greer Laboratories, Inc., a biotechnology company, in January 2002 and serves as its President and Chief Executive Officer. Prior to joining Greer Laboratories, Mr. Shepard served as Vice President of the Oncology Business Unit of ALZA Corporation, a subsidiary of Johnson & Johnson, a manufacturer of health care products. Mr. Shepard joined ALZA in 1994 as Director of Marketing. In 1995 he became Director of Marketing and Sales and became Vice President of Marketing and Sales in 1998. In 1999, Mr. Shepard became general manager and Vice President of the Oncology Business Unit and served in this capacity until October 2001. Prior to joining ALZA, Mr. Shepard worked as Senior Product Manager at Syntex Laboratories in Palo Alto, California. He also was Product Manager for Ortho Pharmaceutical Corporation in New Jersey.

Changes in Board of Directors

        Dr. Edgar Engleman, a Class II director, resigned from the Board on February 20, 2002.

Board Committees and Meetings

        During the fiscal year ended December 31, 2001, the Board met six times, including telephone conference meetings, and acted by unanimous written consent three times. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which he served (during the period that he served). The Board has an Audit Committee, a Compensation Committee and a Non-Officer Compensation Committee. In 2001, the Audit Committee met six times; the Compensation Committee met three times; and the Non-Officer Compensation Committee acted 12 times by unanimous written consent.

        The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the auditors' comments as to financial controls, adequacy of staff, and management performance and procedures in connection with the annual audit and financial controls. All members of the Company's Audit Committee are independent, as independence is defined in Rule 4200(a)(15) of the NASD listing standards. Three non-employee directors serve on the Audit Committee: Drs. Healy and Hockmeyer and Mr. Simon.

        The Compensation Committee and Non-Officer Compensation Committee make recommendations concerning salaries and incentive compensation, stock option grants and stock awards to executive officers, employees and consultants under the Company's stock option and award plans and otherwise determine compensation levels, and perform such other functions regarding compensation as the Board may delegate. The Non-Officer Compensation Committee approves stock, stock option grants and stock awards only for non-Section 16 officers of the Company. Please see "Compensation Committee Report" below. In 2001, the Compensation Committee was composed of Dr. Harkonen and Messrs. Leff and Simon. In February 2002, the Board elected Dr. Hockmeyer, Mr. Leff and

Mr. Shepard as the members of the Compensation committee. The Non-Officer Compensation Committee is composed of Mr. Leff.

PROPOSAL 2
INCREASE BY 2,500,000 THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK IN
THE COMPANY'S 2000 EQUITY INCENTIVE PLAN

Approval of an Amendment to the 2000 Equity Incentive Plan, As Amended

        In January 2000, the Board adopted the Company's 2000 Equity Incentive Plan (the "Incentive Plan"). As of March 31, 2002, there were 231,842 shares of Common Stock reserved for issuance under the Incentive Plan and options to purchase 3,510,385 shares of Common Stock were outstanding (i.e., granted but not exercised).

        In March 2002, the Board amended the Incentive Plan and eliminated the evergreen provision by which there had been an automatic annual replenishment of shares of Common Stock reserved for issuance under the Incentive Plan of shares equal to 3% of the Company's outstanding stock on January 1 of any year. (For example, on January 1, 2002, and January 1, 2001, the share reserve under the Incentive Plan was automatically replenished with 1,061,287 and 716,939 shares of Common Stock, respectively.)

        In addition, in March 2002, the Board amended the Incentive Plan, subject to stockholder approval, to add 2,500,000 shares of Common Stock to the share reserve. Stockholders are requested in this Proposal 2 to approve this additional amendment to the Incentive Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve this amendment to the Incentive Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        In addition to the Incentive Plan, under the 1999 Equity Incentive Plan employees have been granted stock options for the purchase of Common Stock under the 1999 Equity Incentive Plan. (Please see "Stock Option Grants and Exercises" for summary information about the 1999 Equity Incentive Plan.)

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

        The essential features of the Incentive Plan are outlined below:

General

        The Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, stock bonuses and restricted stock purchase awards (collectively "awards"). Incentive stock options granted under the Incentive Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Incentive Plan are not intended to qualify as incentive stock options under the Code. Stock appreciation rights granted under the Incentive Plan may be tandem rights, concurrent rights or independent rights. See "Federal Income Tax Information" for a discussion of the tax treatment of awards. To date, the Company has granted only stock options and under the Incentive Plan.

Purpose

        The Board adopted the Incentive Plan to provide a means by which employees and consultants of the Company and its affiliates may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. All of the approximately 250 employees and consultants of the Company and its affiliates are eligible to participate in the Incentive Plan.

Administration

        The Board administers the Incentive Plan. Subject to the provisions of the Incentive Plan, the Board has the power to construe and interpret the Incentive Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of Common Stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

        The Board has the power to delegate administration of the Incentive Plan to the Compensation Committee, which is composed of not fewer than two members of the Board. In the discretion of the Board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has delegated administration of the Incentive Plan to the Compensation Committee of the Board. As used herein with respect to the Incentive Plan, the "Board" refers to any committee the Board appoints as well as to the Board itself. The Board has also delegated to the Non-Officer Compensation Committee the authority to grant stock and stock options to non-Section 16 employees.

        The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be "outside directors." The Incentive Plan provides that, in the Board's discretion, directors serving on the committee may be "outside directors" within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of the Company or an affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension Incentive Plan), (iii) current and former officers of the Company or an affiliate, (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise not considered an "outside director" for purposes of Section 162(m).

Stock Subject to the Incentive Plan

        Subject to this proposal, an aggregate of an additional 2,500,000 shares of Common Stock will be reserved for issuance under the Incentive Plan. As of March 31, 2002, there were 231,842 shares of Common Stock reserved for issuance under the Incentive Plan. If awards granted under the Incentive Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such awards again become available for issuance under the Incentive Plan. If the Company reacquires unvested stock issued under the Incentive Plan, the reacquired stock will again become available for reissuance under the Incentive Plan.

Eligibility

        Incentive stock options and stock appreciation rights appurtenant thereto may be granted under the Incentive Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers) and consultants of both the Company and its affiliates are eligible to receive all other types of awards under the Incentive Plan. However, non-employee directors of the Company are not eligible to receive awards under the Incentive Plan.

        No incentive stock option may be granted under the Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Incentive Plan and all other such plans of the Company and its affiliates) may not exceed $100,000. No employee may be granted options under the Incentive Plan exercisable for more than 1,000,000 shares of Common Stock during any calendar year ("Section 162(m) Limitation").

Terms of Options

        The following is a description of the permissible terms of options under the Incentive Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

        Exercise Price; Payment.    The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than 50% of the fair market value of the stock on the date of grant. If options were granted to covered executives with exercise prices below fair market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See "Federal Income Tax Information." As of the Record Date, the closing price of the Company's Common Stock as reported on the Nasdaq National Market System was $26.90 per share.

        The exercise price of options granted under the Incentive Plan must be paid either in cash at the time the option is exercised or at the discretion of the Board, (i) by delivery of other Common Stock of the Company, (ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

        Option Exercise.    Options granted under the Incentive Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the Incentive Plan typically vest as follows: one quarter of the grant vests after the first year, and the remainder vests monthly for three years during the participant's employment by, or service as a consultant to, the Company or an affiliate (collectively, "service"). Shares covered by options granted in the future under the Incentive Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the Incentive Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares, generally at their exercise price, should the participant's service terminate before vesting. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned Common Stock of the Company or by a combination of these means.

        Term.    The maximum term of options under the Incentive Plan is ten (10) years, except that in certain cases (see "Eligibility") the maximum term is five (5) years. Options under the Incentive Plan generally terminate three months after termination of the participant's service unless (i) such termination is due to the participant's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; (ii) the participant dies before the participant's service has terminated, or within three months after termination of such service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant's death) within 18 months of the participant's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant's death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service.

        The option term generally is not extended in the event that exercise of the option within these periods is prohibited. A participant's option agreement may provide that if the exercise of the option following the termination of the participant's service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act of 1933, as amended (the "Securities Act"), then the option will terminate on the earlier of (i) the expiration of the term of the option or (ii) three months after the termination of the participant's service during which the exercise of the option would not be in violation of such registration requirements.

Restrictions on Transfer

        The participant may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an incentive stock option. The Board may grant nonstatutory stock options that are transferable generally to the extent provided in the stock option agreement. Shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Board deems appropriate.

Terms of Stock Bonuses and Purchases of Restricted Stock

        Payment.    The Board determines the purchase price under a restricted stock purchase agreement, but the purchase price may not be less than 85% of the fair market value of the Company's Common Stock on the date of purchase. The Board may award stock bonuses in consideration of past services without a purchase payment. The purchase price of stock acquired pursuant to a restricted stock purchase agreement under the Incentive Plan must be paid either (i) in cash at the time of purchase or at the discretion of the Board, (ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

        Vesting.    Shares of stock sold or awarded under the Incentive Plan may, but need not be, subject to a repurchase option in favor of the Company in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a restricted stock purchase agreement under the Incentive Plan.

        Restrictions on Transfer.    Rights under a stock bonus or restricted stock bonus agreement may not be transferred.

Adjustment Provisions

        Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the type(s), class(es) and number of shares of Common Stock subject to the Incentive Plan and outstanding awards. In that event, the Incentive Plan will be appropriately adjusted as to the type(s), class(es) and the maximum number of shares of Common Stock subject to the Incentive Plan and the Section 162(m) Limitation,

and outstanding awards will be adjusted as to the type(s), class(es), number of shares and price per share of Common Stock subject to such awards.

Effect of Certain Corporate Transactions

        In the event of (i) the sale, lease, license or other disposition of all or substantially all of the assets of the Company (including without limitation, dissolution or liquidation of the Company), (ii) the sale or other disposition of all or substantially all of the outstanding securities of the Company, or (iii) certain specified types of merger, consolidation or similar transactions (collectively, "corporate transaction"), any surviving or acquiring corporation may continue or assume awards outstanding under the Incentive Plan or may substitute similar awards. If any surviving or acquiring corporation does not assume such awards or to substitute similar awards, then with respect to awards held by participants whose service with the Company or an affiliate has not terminated as of the effective date of the corporate transaction, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full and the awards will terminate if not exercised (if applicable) at or prior to such effective date.

Duration, Amendment and Termination

        The Board may suspend or terminate the Incentive Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Incentive Plan will terminate on January 30, 2010.

        The Board may also amend the Incentive Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board to the extent such approval is necessary to satisfy the requirements of Section 422 of the Code, if the amendment would: (i) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Incentive Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 of the Securities Exchange Act; (ii) increase the number of shares reserved for issuance upon exercise of awards; or (iii) change any other provision of the Incentive Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Exchange Act or satisfy the requirements of Section 422 of the Code or any securities exchange listing requirements. The Board may submit any other amendment to the Incentive Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Federal Income Tax Information

        Incentive Stock Options.    Incentive stock options under the Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

        There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant's alternative minimum tax liability, if any.

        If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the participant held the stock for more than one year.

        Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the participant's actual gain, if any, on the purchase and sale. The participant's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

        To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

        Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses.    Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the Incentive Plan generally have the following federal income tax consequences.

        There are no tax consequences to the participant or the Company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

        Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

        Potential Limitation on Company Deductions.    Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

        Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of "outside directors" and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

        Awards to purchase restricted stock and stock bonus awards will qualify as performance-based compensation under the Treasury Regulations only if (i) the award is granted by a compensation committee comprised solely of "outside directors," (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount—or formula used to calculate the amount—payable upon attainment of the performance goal).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

AUDIT COMMITTEE REPORT(1)

         The Audit Committee, comprised of Drs. Healy and Hockmeyer and Mr. Simon, oversees the Company's financial reporting process on behalf of the Board. The Committee meets with the independent auditors, currently Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting.

(1)
The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

        Pursuant to its charter, the Committee is comprised of a minimum of three members of the Board, all of whom are independent directors, in accordance with any applicable Nasdaq or SEC rules or standards, including without limitation those concerning independence and financial literacy. Dr. Hockmeyer and Mr. Simon have financial management or accounting expertise. The members of the Committee are appointed by and serve at the discretion of the Board. The Committee held six meetings during fiscal year 2001, which were attended by all members, except that Mr. Simon did not attend one meeting. The Committee also met privately with the independent auditors three times. The Board amended the Charter of the Audit Committee in February 2001, and a copy is attached hereto as Appendix I.

        The Company's management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards and those matters required to be discussed by SAS 61.

        In addition, the Committee discussed with the independent auditors the auditors' independence from management and the Company, including the matters and disclosures received in the written disclosures and the letter from the independent auditors required by the Independence Standards Board, including without limitation Standard No. 1, and has considered the compatibility of nonaudit services with the auditors' independence. The Committee also discussed with the Company's independent auditors the overall scope and plans for their audits.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the U.S. Securities and Exchange Commission. The Committee and the Board have also recommended, subject to stockholder approval, the selection of Ernst & Young LLP as the Company's independent auditors for fiscal year 2002.

AUDIT COMMITTEE
James I. Healy
Wayne T. Hockmeyer
Nicholas J. Simon, III

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Board has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002 and has further directed that management submit the Board's selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since January 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Audit Fees.    The aggregate fees billed by Ernst & Young LLP for the audit of the Company's financial statements for the year ended December 31, 2001 and for the review of the Company's interim financial statements for that fiscal year were $200,165.

        Financial Information Systems Design and Implementation Fees.    Ernst & Young LLP did not provide any services related to financial information systems design and implementation during 2001.

        All Other Fees.    The fees billed by Ernst & Young LLP for the year ended December 31, 2001 for services rendered to the Company, other than disclosed in the above two categories, were $228,836 for audit-related services, which included the review of SEC registration statements, issuance of comfort letters and consents and consultations on various transactions, and $66,927 for non-audit services, which included tax consultations and preparation of tax returns.

        The Audit Committee of the Board has determined the non-audit services provided by Ernst & Young LLP was compatible with maintaining the auditor's independence.

        Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 31, 2002 (except as noted) by (i) each director, (ii) each of the executive officers named in the Summary Compensation Table (i.e., the Named Executive Officers), (iii) all executive officers and directors of the Company as a group, and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

		Beneficial Ownership(1)
Name and, in the Case of Greater than 5% Stockholders, Address of Beneficial Owner	Number of Shares	Shares Subject to right of Repurchase as of March 31, 2002(2)	Shares Issuable Under Options Exercisable Within 60 Days of March 31, 2002(3)	Percent of Total Outstanding Shares Beneficially Owned
Warburg, Pincus Equity Partners, L.P.(4) 466 Lexington Avenue New York, NY 10017	3,130,590	—	—	9.9%
FMR Corp.(5) 82 Devonshire Street Boston, Massachusetts 02109	3,083,960	—	—	9.8%
Putnam Investments, LLC Putman Investment Management, LLC The Putnam Advisory Company, LLC(6) One Post Office Square Boston, Massachusetts 02109	2,581,971	—	—	8.2%
Pictet Global Sector Fund Biotech(7) 1 Boulevard Royal Luxembourg L-2016	2,277,955	—	—	7.2%
Franklin Resources, Inc.(8) One Franklin Parkway San Mateo, CA 94403	1,953,382	—	—	6.2%
W. Scott Harkonen	612,972	161,000	40,000	2.1%
Timothy P. Lynch	186,500	88,000	10,000	*
Stephen N. Rosenfield	12,964	12,964	75,248	*
Peter Van Vlasselaer	98,326	85,334	10,000	*
James E. Pennington	—	—	50,000	*
John J. Wulf	908	—	67,498	*
David A. Cory	794	—	88,000	*
Christine W. Czarniecki	6,750	—	98,000	*
James I. Healy	88,632	—	23,333	*
Wayne T. Hockmeyer	12,000	9,163	12,500	*
Jonathan S. Leff(9)	3,130,590	—	53,333	10.1%
Jay P. Shepard	—	—	20,000	*
Nicholas J. Simon	20,557	—	13,333	*

All executive officers and directors as a group (13 people)	4,170,993	356,461	561,245	14.8%

*
Less than one percent

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedule 13Gs filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 31,471,102 shares outstanding on March 31, 2002.

(2)
The unvested portion of the shares of common stock is subject to our right of repurchase at the original option exercise price, in the event the holder ceases to provide service to us. The option exercise prices range from $0.01 to $4.50 per share.

(3)
Includes shares that are subject to early exercise (i.e., before vesting of options) and also includes the following shares that are not subject to early exercise: Mr. Leff—6,667 shares. With respect to the shares that are subject to early exercise, we have a right to repurchase any unvested shares upon the employee's termination of employment or board member's termination of service.

(4)
Includes 2,958,407 shares held by Warburg, Pincus Equity Partners, L.P., 93,918 shares held by Warburg, Pincus Netherlands Equity Partners I, C.V., 62,612 shares held by Warburg, Pincus Netherlands Equity Partners II, C.V. and 15,653 shares held by Warburg, Pincus Netherlands Equity Partners III, C.V. Warburg Pincus Equity Partners, L.P. and its three Dutch affiliates are referred to as the "WPEP Group." Warburg, Pincus & Co. ("WP") is the sole general partner of each of the four partnerships in the WPEP Group. WP is managed by Warburg Pincus LLC.

(5)
Information is as provided by FMR Corp. as of April 18, 2002. Fidelity Management & Research Company and FMR Co., Inc., wholly-owned subsidiaries of FMR Corp. and registered investment advisors, are the beneficial owners of 2,809,360 shares. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 274,600 shares.

(6)
Based upon a Schedule 13G/A filed with the SEC dated February 13, 2002. Putnam Investment Management, LLC ("PIM") and The Putnam Advisory Company, LLC ("PAC") are registered investment advisors that are wholly owned by Putnam Investments, LLC ("PI"). PI has shared dispositive power over the shares, PIM has shared dispositive power over 2,154,971 of the shares and PAC has shared dispositive power over 427,000 of the shares and shared voting power over 302,050 of the shares.

(7)
Information is as provided by Pictet Global Sector Management Company on behalf of Pictet Global Sector Fund Biotech.

(8)
Information is as provided by Franklin Resources, Inc.

(9)
Includes 2,958,407 shares held by Warburg, Pincus Equity Partners, L.P., 93,918 shares held by Warburg, Pincus Netherlands Equity Partners I, C.V., 62,612 shares held by Warburg, Pincus Netherlands Equity Partners II, C.V. and 15,653 shares held by Warburg, Pincus Netherlands Equity Partners III, C.V. Warburg Pincus Equity Partners, L.P. and its three Dutch affiliates are referred to as the "WPEP Group." Warburg, Pincus & Co. ("WP") is the sole general partner of each of the four partnerships in the WPEP Group. WP is managed by Warburg Pincus LLC. Mr. Leff may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by the WPEP Group. All shares indicated as owned by Mr. Leff are included because of his affiliation with the Warburg Pincus entities. Mr. Leff disclaims beneficial ownership of all shares owned by the Warburg Pincus entities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2001, its officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation of Directors

        Directors who are neither employees of nor consultants to the Company (each, a "non-employee director") receive an annual fee of $15,000, paid on a quarterly basis. In accordance with Company policy, directors may also be reimbursed for certain expenses in connection with attendance at Board and committee meetings. During 2001, the Company paid an aggregate of $154,375 for such expenses to Dr. Engleman, Dr. Healy, Mr. Higgins, Dr. Hockmeyer, Mr. Leff, Mr. Shepard and Mr. Simon.

        In January 2000, the Board adopted, and the stockholders subsequently approved, the Company's 2000 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Under the Directors' Plan, each non-employee director of the Company is automatically granted a non-qualified option to purchase 30,000 shares of Common Stock on the date of such non-employee director's election to the Board and an annual grant of a non-qualified option to purchase 10,000 shares of Common Stock. As long as the non-employee director continues to serve with us or with an affiliate of ours (whether in the capacity of a director, consultant, or an employee) each option granted under the directors' plan to such person will vest commencing one month after the date of its grant, at the rate of 1/36th of the total number of shares for 30,000 share grants, and 1/12th of the total number of shares for 10,000 share grants, until fully vested, and will remain exercisable throughout its term. The exercise price of such options granted under the Directors' Plan is 100% of the fair market value of the Common Stock on the date of the grant. During 2001, options to purchase 30,000 shares were granted under the 30,000 share grant provision, and options to purchase 70,000 shares were granted under the 10,000 share grant provision under the Directors' Plan to non-employee directors for services rendered as directors of the Company during 2001. As of March 31, 2002, there were 410,000 shares of Common Stock reserved for issuance under the Directors' Plan.

        In August 2001, the Company entered into a consulting agreement with The SGO Group LLC, in connection with the Company's acquisition of oritavancin from Eli Lilly and Company, by which The SGO Group received $1.0 million. Mr. Simon, one of our directors, is a member of The SGO Group LLC, and received $400,000 of the $1.0 million in compensation in connection with this transaction.

Compensation of Executive Officers

Summary Compensation Table

        The following table shows, for the fiscal years ended December 31, 2001, 2000 and 1999, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its four other most highly compensated officers (the "Named Executive Officers") at December 31, 2001.

Annual Compensation
Name and Principal Position				Other Annual Compensation ($)(1)	Stock Options
	Year	Salary ($)	Bonus ($)
Dr. W. Scott Harkonen, M.D. Chairman of the Board, President and Chief Executive Officer	2001 2000 1999	300,000 253,237 169,998	140,000 50,000 10,000	1,478 2,915 749	120,000 0 0
Dr. James E. Pennington, M.D. Executive Vice President of Medical and Scientific Affairs	2001 2000 1999	258,176 0 0	0 0 0	77,341 0 0	150,000 0 0
Stephen N. Rosenfield Senior Vice President of Legal Affairs, General Counsel and Secretary	2001 2000 1999	220,000 170,176 0	34,000 0 0	1,065 50,787 0	30,000 140,000 0
John J. Wulf Senior Vice President of Corporate Development	2001 2000 1999	220,000 118,596 0	26,000 0 0	697 40,361 0	30,000 120,000 0
Dr. Christine Czarniecki, Ph.D. Vice President of Regulatory Affairs	2001 2000 1999	185,000 161,080 0	53,270 0 0	876 724 0	30,000 105,000 0

(1)
Includes term-life insurance premiums paid by InterMune on behalf of the Named Executive Officers, excess long-term disability and signing bonuses.

STOCK OPTION GRANTS AND EXERCISES

        The Company granted stock options to executive officers, employees and consultants under the 1999 Equity Incentive Plan (the "1999 Plan") and 2000 Equity Incentive Plan (the "Incentive Plan"). As of March 31, 2002, options to purchase 495,063 shares of Common Stock were outstanding under the 1999 Plan, and no shares of Common Stock remained available for future grants, as the 1999 Plan was superseded by the Incentive Plan. As of March 31, 2002, options to purchase 3,510,385 shares of Common Stock were outstanding under the Incentive Plan, and 231,842 shares remained available for future grants.

        The following tables show, for the fiscal year ended December 31, 2001, certain information regarding all options granted to, exercised by, and held at year end by, the Named Executive Officers.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth summary information regarding the option grants made to each of our Named Executive Officers during 2001.

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)
Name			Exercise Price($)	Expiration Date
					5%($)	10%($)
Dr. Harkonen	120,000	5.7	$25.00	3/6/2011	$6,628,722	$12,332,130
Dr. Pennington	150,000	7.2	$34.50	1/17/2011	$6,860,902	$13,990,163
Mr. Rosenfield	30,000	1.4	$25.00	3/6/2011	$1,657,180	$3,083,033
Mr. Wulf	30,000	1.4	$25.00	3/6/2011	$1,657,180	$3,083,033
Dr. Czarniecki	30,000	1.4	$25.00	3/6/2011	$1,657,180	$3,083,033

(1)
Reflects options granted in 2001 to the Named Executive Officers under the Incentive Plan. The Incentive Plan also contains provisions for the Board, among other things, to reprice options and to accelerate vesting of options in the event of a change in control of the Company.
(2)
Based on options to purchase 2,094,501 shares of Common Stock granted to employees, including executive officers, in the fiscal year ended December 31, 2001.
(3)
Options granted to purchase shares of our Common Stock under the 1999 Plan are generally immediately exercisable by optionees but are subject to a right of repurchase pursuant to the vesting schedule of each specific grant. For the 1999 Plan, the repurchase option generally lapses over a five-year period with 20% lapsing after the first year and 1.667% lapsing monthly thereafter. If a purchaser ceases to provide service to us or our affiliates, we have the right to repurchase any of that person's unvested shares of Common Stock at the original option exercise price.

AGGREGATED OPTION EXERCISES
IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION VALUES

        The following table sets forth information with respect to the Named Executive Officers concerning exercises of options during fiscal year 2001 and unexercised options held as of the end of fiscal year 2001.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at FY-End ($)(2) Exercisable/ Unexercisable(3)
Dr. Harkonen	0	$0	0/120,000	$0/$2,911,200
Dr. Pennington	0	$0	0/150,000	$0/$2,214,000
Mr. Rosenfield	59,630	$2,364,587	80,370/30,000	$3,597,361/$727,800
Mr. Wulf	0	$0	45,000/105,000	$956,700/$2,322,300
Dr. Czarniecki	17,000	$662,350	88,000/30,000	$4,236,320/$727,800

(1)
Fair market value of the Common Stock on the date of exercise less the exercise price and multiplied by the number of Shares exercised.

(2)
Fair market value of the Common Stock on December 31, 2001 ($49.26, based on the closing price as reported on the Nasdaq National Market) less the exercise price and multiplied by the number of shares exercisable.
(3)
All options are subject to early exercise (i.e., before vesting), provided that the Company has a right to repurchase Unvested shares upon the employee's termination of employment.

KEY EMPLOYEE CHANGE OF CONTROL AGREEMENTS

        The Company has entered into change of control agreements with Mr. Cory, Dr. Czarniecki, Dr. Emlen, Dr. Harkonen, Mr. Lynch, Dr. Pennington, Mr. Rosenfield, Dr. Van Vlasselaer and Mr. Wulf that provide for accelerated vesting of each officer's unvested stock upon a change of control and either a termination of the officer's employment by the acquirer or a material change in the officer's compensation, duties, responsibilities, or working conditions. The accelerated vesting of the unvested stock for Dr. Harkonen, Mr. Lynch, Dr. Pennington, Mr. Rosenfield and Mr. Wulf will be 100% of their unvested shares; and for Mr. Cory, Dr. Czarniecki, Dr. Emlen and Dr. Van Vlasselaer, the accelerated vesting will be 50% of their unvested shares.

COMPENSATION COMMITTEE REPORT(1)

         The Compensation Committee (the "Committee") consists of Dr. Hockmeyer, Mr. Leff and Mr. Shepard, none of whom are an employee of or a consultant to the Company. During 2001, the Compensation Committee consisted of Drs. Harkonen and Hockmeyer and Mr. Simon. The Committee is responsible for setting the Company's policies regarding compensation for all employees and executive officers and for administering the Company's 2000 Equity Incentive Plan and 2000 Employee Stock Purchase Plan. In particular, the Committee evaluates the performance of the Company's management and determines the compensation of the Company's executive officers. Mr. Leff is the sole member of the Company's Non-Executive Officer Compensation Committee, which approves grants of options for and shares of common stock only to non-Section 16 employees and consultants.

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Philosophy

        The Company's executive compensation philosophy, including as applied to the CEO, is to attract and retain executive officers capable of leading the Company to fulfillment of its business objectives by offering competitive compensation opportunities that reward individual contributions as well as corporate performance. Accordingly, the Company's executive compensation policies include:

  •
  competitive pay practices, taking into account the pay practices of life science and pharmaceutical companies with which the Company competes for talented executives, with special weight to Northern California companies of comparable size;

  •
  annual incentive programs which are designed to encourage executives to focus on the achievement of specific short-term strategic goals, as well as longer-term corporate objectives; and

  •
  equity-based incentives designed to motivate executives over the long term, to align the interests of management and stockholders and to ensure that management is appropriately rewarded for benefits achieved for the Company's stockholders.

        Total compensation for the Company's executive officers includes a base salary component and may include two other components: annual incentives and long-term incentives. Annual incentive compensation may consist of cash incentive bonuses or equity components, each based on satisfying corporate goals established for the year by the Board of Directors as well as on meeting individual performance objectives. In addition, executive officers of the Company may receive long-term incentive compensation in the form of grants of options to purchase shares of the Company's Common Stock, with exercise prices set at fair market value on the date of grant.

        In the biopharmaceutical industry, traditional measures of corporate performance, such as earnings per share or sales growth, may not readily apply in reviewing performance of executives. In addition to traditional measures of performance, in determining the compensation of the Company's executives, the Committee looks to other indicia of performance, such as the progress of the Company's research and development programs, regulatory developments and corporate development activities, as well as the Company's success in securing capital sufficient to assist the Company in completing product development and increasing product revenues.

        As a result, in many instances these qualitative factors necessarily involve a subjective assessment by the Committee of corporate performance. Moreover, the Committee does not base its considerations on any single performance factor nor does it specifically assign relative weights to factors, but rather considers a mix of factors and evaluates both corporate and individual performance against that mix. In addition, total compensation paid by the Company to its executive officers is designed to be and is in the middle of the range comparable to compensation packages paid to the management of other companies of comparable size in the biopharmaceutical industry. Toward that end, the Committee reviews both independent survey data as well as data gathered internally.

        The Company has used the grant of stock options under its stock option plans to underscore the common interests of stockholders and management. Options granted to executive officers are intended to provide a continuing financial incentive to maximize long-term value to stockholders and to help make the executive's total compensation opportunity competitive. In addition, because stock options generally become exercisable over a period of several years, options encourage executives to remain in the long-term employ of the Company. In determining the size of an option to be granted to an executive officer, the Committee takes into account the officer's position and level of responsibility within the Company, the officer's existing stock and unvested option holdings, and the potential reward to the officer if the stock price appreciates in the public market.

Compliance With Internal Revenue Code Section 162(m)

        The Committee has not adopted a policy with respect to the application of Section 162(m) of the Internal Revenue Code, which generally imposes an annual corporate deduction limitation of $1.0 million on the compensation of certain executive officers. However, pursuant to Section 162(m), compensation from options granted under the 2000 Equity Incentive Plan with exercise prices of no less than 100% of fair market value on the date of grant and in a grant amount not exceeding one million shares of Common Stock for the executive officer during any calendar year may be excluded from the Section 162(m) limitation. Section 162(m) generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the corporation's Chief Executive Officer and the four other most highly compensated executive officers. Qualified performance-based compensation, including stock options granted under the 2000 Equity Incentive Plan in accordance with the restrictions described above, will not be subject to the deduction limitation if certain requirements are met. The Company generally intends to grant stock options to its executive officers in a manner that satisfies the requirements for qualified performance-based compensation to avoid any disallowance of deductions under Section 162(m).

Executive Officers' 2001 Compensation

        In February and March 2001, the Committee met to consider the cash and stock option bonus compensation of the Company's executive officers for fiscal 2000 and their salaries for 2001. The Committee considered a variety of factors, including both individual and corporate factors, in evaluating the performance of the Company's executive officers. The Committee reviewed publicly available information, gathered informally, pertaining to compensation of executive officers in the biopharmaceutical industry. The Committee also determined that almost all of the Company's 2000 corporate objectives had been fully satisfied. The Committee recommended that the executive officers (other than Dr. Harkonen) of the Company receive cash bonuses of 18% to 28% of such officer's eligible 2000 compensation and that each receive an option to purchase an aggregate of 30,000 shares of the Company's Common Stock. All of the aforementioned stock option grants have an exercise price of $25.00, the fair market value on the date day before the date of the grant, and began vesting for four years on January 1, 2001, with a one-year cliff. In March 2001, the Board ratified and approved the Committee's recommendations stated above.

Dr. Harkonen's 2001 Compensation

        Dr. Harkonen is eligible to participate in the same executive compensation plans available to the other executive officers of the Company. The Committee believes that Dr. Harkonen's annual compensation, including the portion of his compensation based upon the Company's merit-based stock option program, has been set at a level competitive with other companies in the industry.

        Dr. Harkonen's salary for 2001 increased to $300,000 from $275,000 in 2000. Dr. Harkonen was granted a bonus of $140,000 and stock option to purchase 120,000 shares of the Company's common stock at an exercise price of $25.00 per share (the fair market value of a share of the Company's common stock on the day before the date of grant) for services performed during the prior year.

        In determining Dr. Harkonen's 2001 compensation, including whether to grant stock options to Dr. Harkonen, the Board and the Committee considered Dr. Harkonen's overall compensation package as compared with other chief executives in the Company's industry and past option grants, as well as the effectiveness of Dr. Harkonen's leadership of the Company and the resulting success of the Company in attainment of its goals.

COMPENSATION COMMITTEE
Wayne T. Hockmeyer
Jonathan S. Leff
Jay P. Shepard

PERFORMANCE MEASUREMENT COMPARISON(1)

         The rules of the SEC require that the Company include in its Proxy Statement a line-graph presentation comparing cumulative stockholder returns on the Company's Common Stock with the Nasdaq Composite Index (which tracks the aggregate price performance of equity securities of companies traded on the Nasdaq) and either a published industry or line-of-business standard index or an index of peer companies selected by the Company. The Company has elected to use the Nasdaq Biotechnology Index (consisting of a group of approximately 75 companies in the biotechnology sector, including the Company) for purposes of the performance comparison that appears below.

(1)
THE INFORMATION CONTAINED IN THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

        The graph shows the cumulative total stockholder return assuming the investment of $100 and the reinvestment of dividends and is based on the returns of the component companies weighted according to their market capitalizations as of the end of each period for which returns are indicated. No dividends have been declared on the Company's Common Stock. The graph commences as of March 24, 2000, the date the Common Stock of the Company first started trading on the Nasdaq National Market.

        The stockholder return shown on the graph below is not necessarily indicative of future performance and the Company does not make or endorse any predictions as to future stockholder returns.

COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT(2)

(2)
THE TOTAL RETURN ON INVESTMENT (CHANGE IN STOCK PRICE PLUS REINVESTED DIVIDENDS) FOR THE COMPANY, THE AMEX BIOTECH INDEX AND THE NASDAQ TOTAL MARKET INDEX, ARE BASED ON MARCH 24, 2000 = 100. THE AMEX BIOTECH AND NASDAQ TOTAL MARKET INDICES ARE CALCULATED USING AN EQUAL-DOLLAR WEIGHTING METHODOLOGY.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

        Stock Options.    Stock option grants to the Company's Named Executive Officers and directors are described in this Proxy Statement under the section "Executive Compensation."

        Executive Employment Agreements:    In January 2001, the Company entered into an employment offer letter with Dr. Pennington, the Company's Executive Vice President of Medical and Scientific

Affairs. The Company has also entered into change of control agreements with all of its executive officers. See "Executive Compensation—Key Employee Change of Control Agreements."

        Indemnification Agreements:    The Company has entered into indemnity agreements with its executive officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company's Bylaws.

        In August 2001, the Company entered into a consulting agreement with The SGO Group LLC in connection with the Company's acquisition of oritavancin from Eli Lilly and Company, by which The SGO Group LLC received $1.0 million. Mr. Simon, one of our directors, is a member of The SGO Group LLC, and received $400,000 of the $1.0 million in compensation in connection with this transaction.

OTHER MATTERS

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
Stephen N. Rosenfield Secretary

April 30, 2002

A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SEC ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, INTERMUNE, INC., 3280 BAYSHORE BLVD, CA 94005. A COPY OF THE REPORT CAN ALSO BE VIEWED BY VISITING THE COMPANY'S WEB SITE, HTTP://WWW.INTERMUNE.COM.

APPENDIX I

InterMune, Inc.

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
(amended as of February 12, 2001)

Purpose and Scope of Responsibilities:

        The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of InterMune,  Inc., a Delaware corporation (the "Company"), shall be to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company; to provide the Board with the results of its examinations and recommendations derived therefrom; to outline to the Board improvements made, or to be made, in internal accounting controls; to nominate and engage independent auditors; and to provide such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the Board's attention.

Composition:

        The Committee shall be comprised of a minimum of three (3) members of the Board, all of whom shall be independent directors, in accordance with any applicable Nasdaq or SEC rules or standards, including without limitation those concerning independence and financial literacy. One member must have financial management or accounting expertise. The members of the Committee and its Chairperson, if any, will be appointed by and serve at the discretion of the Board.

Functions and Authority:

        The operation of the Committee shall be subject to the provisions of the Bylaws of the Company, as in effect from time to time, and to Section 141 of the Delaware General Corporation Law. The Committee shall have the full power and authority to carry out the following responsibilities:

        1.    To recommend annually to the Board the firm of certified public accountants to be employed by the Company as its independent auditors for the ensuing year.

        2.    To review the engagement of the independent auditors, including the scope, extent and procedures of the audit and the compensation to be paid therefore, and all other matters the Committee deems appropriate, including the auditors' accountability to the Board and the Committee.

        3.    To have familiarity, through the individual efforts of its members, with the accounting and reporting principles and practices applied by the Company in preparing its financial statements, including, without limitation, the policies for recognition of revenues in financial statements.

        4.    To review with management and the independent auditors, upon completion of their audit, financial results for each quarter and year, as reported in the Company's financial statements and/or other disclosures.

        5.    To assist and interact with the independent auditors to enable them to perform their duties in the most efficient and cost effective manner, and to ensure that they understand their independence from management and that they are accountable to the Committee and the Board as representatives of the Company's stockholders.

        6.    To evaluate the cooperation received by the independent auditors during their audit examination, including their access to all requested records, data and information, and elicit the comments of management regarding the responsiveness of the independent auditors to the Company's needs.

        7.    To review the Company's balance sheet, profit and loss statement and statements of cash flows and stockholders' equity for each interim period, and any changes in accounting policy that have occurred during the interim period.

        8.    To review and approve all professional services provided to the Company by the independent auditors and consider the possible effect of such services on the independence of such auditors.

        9.    To ensure receipt of the written disclosures and any letters from the independent auditors required by Independence Standards Board No. 1 and discuss with the independent auditors: (a) their independence, (b) those matters required to be discussed by SAS 61 and (c) the taking of (or recommending that the Board take) appropriate action in response to the independent auditors' communications.

        10.  To consult with the independent auditors and discuss with Company's management the scope and quality of internal accounting and financial reporting controls in effect.

        11.  To investigate, review and report to the Board the propriety and ethical implications of any transactions, as reported or disclosed to the Committee by the independent auditors, employees, officers, members of the Board or otherwise, between (a) the Company and (b) any employee, officer or member of the Board of the Company, or any affiliates of the foregoing.

        12.  To oversee the independence of the independent auditors through the receipt of a formal written statement delineating all relationships between the auditors and the Company and active dialogue with the auditors.

        13.  To perform such other functions and have such power as may be necessary or convenient in the efficient and lawful discharge of the foregoing.

Meetings:

        The Committee shall hold at least four (4) regular meetings per year (and additional meetings as the Chairperson or Committee deem appropriate) and shall hold at least two (2) private meetings per year with the independent auditors. The Company's Chief Executive Officer, Chief Financial Officer, Controller and General Counsel may attend any meeting of the Committee, except for the private meetings and any portions of meetings where his, her or their presence would be inappropriate, as determined by the Committee or Chairperson, if any.

Minutes and Reporting to the Board:

        Minutes of each meeting of the Committee shall be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chairperson, or the Committee, shall report to the Board from time to time, or whenever so requested by the Board.

Report for Proxy Statement:

        The Committee shall submit to the Company's management an Audit Committee Report for inclusion in the Company's proxy statements. In the report, the Committee shall state whether:

  •
  The Committee has reviewed and discussed the audited financial statements with the Company's management;

  •
  The Committee has discussed with the independent auditors the matters required to be discussed by SAS 61;

  •
  The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No.1 (Independence Standards

    Board Standard No.1, Independence Discussions with Audit Committees), and has discussed with the independent auditors their independence; and

  •
  Based on the review and discussions referred to above, the Committee recommended to the Board that the audited financial statement be included in the Company's Annual Report on Form 10-K for filing with the SEC.

        The Committee's report shall also state:

  •
  The composition and qualifications of the Committee repeated as set forth in the charter; and

        The number of actual Committee meetings held during the prior year and the number of private Committee sessions that were held without the Company's management present.

PROXY

INTERMUNE, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 19, 2002

        The undersigned hereby appoints W. Scott Harkonen M.D. and Stephen N. Rosenfield, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of INTERMUNE, INC. (the "Company") that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's headquarters at 3280 Bayshore Boulevard, Brisbane, California on Wednesday, June 19, 2002 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2 and Proposal 3 as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

        (Continued and to be signed on other side)

        FOLD AND DETACH HERE

The Board of Directors recommends a vote FOR the three nominees for director listed below.

PROPOSAL 1:
To elect three directors to hold office until the 2005 Annual Meeting of Stockholders and until their successors are elected.

FOR all nominees listed (except as marked to the contrary below)

WITHHOLD AUTHORITY to vote for all nominees listed below:

Nominees:	W. Scott Harkonen James I. Healy William R. Ringo

To withhold authority to vote for any nominee(s), write such nominee(s) name(s) below:

#
#
#

The Board of Directors recommends a vote FOR Proposal 2 and FOR Proposal 3.

PROPOSAL 2:
Amend the Company's 2000 Equity Incentive Plan by increasing by 2,500,000 the aggregate number of shares of common stock in the share reserve of the 2000 Equity Incentive Plan.	For ☐	Against ☐	Abstain ☐
PROPOSAL 3:
To ratify the selection of Ernst & Young LLP as independent auditors of For Against Abstain the Company for its fiscal year ending December 31, 2002.	For ☐	Against ☐	Abstain ☐

Date                  , 2002 Signature(s)                                                  Printed Name(s)                             Title

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by an authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

QuickLinks

InterMune, Inc. 3280 Bayshore Boulevard Brisbane, California 94005
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 19, 2002
InterMune, Inc. 3280 Bayshore Boulevard Brisbane, California 94005
PROXY STATEMENT INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.
PROPOSAL 2 INCREASE BY 2,500,000 THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK IN THE COMPANY'S 2000 EQUITY INCENTIVE PLAN Approval of an Amendment to the 2000 Equity Incentive Plan, As Amended
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2 AUDIT COMMITTEE REPORT(1)
AUDIT COMMITTEE James I. Healy Wayne T. Hockmeyer Nicholas J. Simon, III
PROPOSAL 3 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
STOCK OPTION GRANTS AND EXERCISES
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION VALUES
KEY EMPLOYEE CHANGE OF CONTROL AGREEMENTS
COMPENSATION COMMITTEE REPORT(1)
COMPENSATION COMMITTEE Wayne T. Hockmeyer Jonathan S. Leff Jay P. Shepard
PERFORMANCE MEASUREMENT COMPARISON(1)
COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT(2)
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
OTHER MATTERS
APPENDIX I InterMune, Inc. CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS (amended as of February 12, 2001)
PROXY INTERMUNE, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 19, 2002